Exhibit 99.1

ABERCROMBIE & FITCH CO. EXECUTIVE VICE PRESIDENT OF SOURCING, DIANE CHANG, TO RETIRE IN 2017

New Albany, Ohio, November 3, 2016 - Abercrombie & Fitch Co. (NYSE: ANF) (the “Company”) announced today that Diane Chang will retire from her position as Executive Vice President of Sourcing effective June 24, 2017. She will remain with the Company in a full-time capacity through the end of the Company’s 2016 fiscal year, January 28, 2017, and will then provide transition support on a part-time basis until her retirement date. A search will begin immediately for Ms. Chang’s successor.
Commenting on the announcement, Arthur Martinez, Executive Chairman, said: “The Board and I are grateful for Diane’s contributions during her long tenure with the Company. We invite everyone in the A&F family, including our external vendor partners, to join us in congratulating Diane on an outstanding career.”
“Diane has been a great partner to me in my time at A&F. Diane’s love for our brands and her commitment to success will be missed. We wish her the best in her retirement,” said Fran Horowitz, President and Chief Merchandising Officer.
“I am extremely fortunate to have grown with Abercrombie & Fitch over many successful years, and I look forward to helping ensure a smooth transition. I will truly miss my wonderful colleagues and the unique culture that defines A&F and our brands, and I am confident about the Company’s future path,” said Ms. Chang.
Ms. Chang, 60, joined Abercrombie & Fitch in 1998, and has been the Company’s Executive Vice President of Sourcing since 2004.

About Abercrombie & Fitch
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands.  At the end of the second quarter, the company operated 744 stores in the United States and 182 stores across Canada, Europe, Asia and the Middle East. The company also operates e-commerce websites at www.abercrombie.com and hollisterco.com.

Media Contact:
Michael Scheiner
Abercrombie & Fitch
(614) 283-6192
Public_Relations@abercrombie.com

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com